Exhibit 99.1

OSG

Overseas Shipholding Group, Inc.                                                                                           Press Release

For Immediate Release

OSG ANNOUNCES SALE OF DHT SHARES

4.6 Million Shares of Common Stock Sold Under Existing Shelf Registration

NEW YORK, NY - January 23, 2007 - Overseas Shipholding Group, Inc. (NYSE: OSG) announced today the sale of 4,600,000 shares of common stock of Double Hull Tankers, Inc. (NYSE: DHT) in a registered public offering underwritten by Merrill Lynch & Co. OSG expects to recognize a gain from the transaction of approximately $15 million in the first quarter of 2007.

After completion of the sale, OSG's beneficial ownership of DHT's common stock will be reduced from approximately 44.50% or 13,351,500 shares, to approximately 29.17%, or 8,751,500 shares. This sale was made pursuant to DHT's existing shelf registration statement. DHT will not receive any proceeds from this sale of its common stock.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities. A written prospectus may be obtained, when available, from Merrill Lynch & Co., c/o Merrill Lynch & Co., Prospectus Department, 4 World Financial Center, New York, New York 10080. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch & Co. by calling 212-449-1000.

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with a combined owned, operated and newbuild fleet of 139 vessels aggregating 13.9 million dwt and 865,000 cbm, as of today. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa.

Forward-Looking Statements

This release may contain forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances and investments, anticipated levels of newbuilding and scrapping, projected drydock schedule, the projected growth of the world tanker fleet and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from the expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.

Contact:
Overseas Shipholding Group, Inc.
Jennifer L. Schlueter
Head of Corporate Communications and Investor Relations
Telephone: +1 212-578-1634

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